For Immediate Release

WH Group Announces Sale of Campofrio Stake for US$354 million

Hong Kong, June 3, 2015 - Smithfield Foods, Inc. (“Smithfield”), a wholly owned subsidiary of WH Group Limited (“WH Group”) (HKEX: 288), today announced the sale of its entire equity interest in Campofrio to Alfa for $354 million in cash. The sale represents approximately 37% of the entire issued share capital of Campofrio.

"This transaction reflects Smithfield’s commitment to continually review our portfolio and generate cash to support our long term priorities. It is aligned with our strategic initiative to strengthen our balance sheet and reduce our financing costs,” said C. Larry Pope, Smithfield’s president and chief executive officer.

WH Group Chairman and Chief Executive Officer Wan Long said: “The transaction will further strengthen WH Group’s financial fundamentals and improve our capital structure. This will lay a solid foundation for our future development and global expansion.”

“We will uphold our global expansion strategy to further strengthen our leadership in the global pork industry. With the European Union remaining a strategic focus, we will tap growth from the ongoing development of our existing platform there, as well as from continuing to identify potential strategic acquisitions.”

At present, Smithfield’s European operations include businesses in hog production, meat processing and packaged meats in both Poland and Romania. These operations achieved record highs in their financial results in the latest reporting period.

About WH Group Limited (HKEx stock code: 288)
WH Group Limited is the largest pork company in the world with the top market share in China, the U.S. and some markets in Europe. It owns many well-recognized and trusted brands and stands above the rest with global market leadership in all key segments of the pork value chain, including packaged meats, fresh pork and hog production. The Group conducts its operations through Henan Shuanghui Investment & Development Co., Ltd., the largest animal protein company in Asia, and Smithfield Foods, the largest pork company in the U.S. For more information, visit www.wh-group.com.

About Smithfield Foods
Smithfield Foods is a $15 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, John Morrell®, Gwaltney®, Nathan's Famous®, Kretschmar®, Margherita®, Curly's®, Carando® and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

For media enquiries

Contact WH Group:
Lauren Cheng
+852 2922 0770
lauren.cheng@wh-group.com

Hill+Knowlton Strategies
Benny Liu / Sophia Cheng
+852 2894 6315 / +852 2894 6267
benny.liu@hkstrategies.com / sophia.cheng@hkstrategies.com
Contact Smithfield: Keira Lombardo Phone +1 757 365 3050 keiralombardo@smithfieldfoods.com

For investor enquiries

Contact WH Group: Richard Lin +852 2922 0728 richard.lin@wh-group.com